EXHIBIT 99.1

Press Release

Jupitermedia Announces Sale Of Its JupiterResearch Division

(New York, NY – March 29, 2006) Jupitermedia Corporation (Nasdaq: JUPM) today announced that it has sold its JupiterResearch division for $10.1 million in cash and the assumption of certain liabilities by the purchaser, subject to certain post-closing adjustments. The purchaser is JupiterResearch, LLC a subsidiary of JupiterKagan, Inc., which is a portfolio company of MCG Capital Corporation (Nasdaq: MCGC).

“The sale of JupiterResearch closes an exciting and successful chapter for Jupitermedia. During our nearly four years of ownership, we were able to revitalize this important business through the combined efforts of the JupiterResearch team and our operating acumen,” stated Alan M. Meckler, Chairman and CEO of Jupitermedia Corporation. “The sale of the JupiterResearch business is further evidence of Jupitermedia’s strategy to be primarily focused on our rapidly growing digital asset collections. The funds received will continue to strengthen our balance sheet and allow us to have greater buying power for more acquisitions for our Jupiterimages division,” added Meckler.

The Jordan Edmiston Group, Inc. acted as financial advisor and Willkie Farr & Gallagher LLP provided legal representation to Jupitermedia for this transaction.

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM), (www.jupitermedia.com) headquartered in Darien, CT, is a leading global provider of original information and images for information technology, business and creative professionals. Jupitermedia includes Jupiterimages, one of the leading images companies in the world with over 7.0 million images online serving creative professionals with brands like BananaStock, Brand X, FoodPix, Botanica, Nonstock, The Beauty Archive, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, ITStockFree, Stock Image, Pixland, Photos.com, Ablestock.com, PhotoObjects.net, Clipart.com, FlashFoundry.com and AnimationFactory.com. The online media division of Jupitermedia is JupiterWeb, which operates four distinct online networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; and Graphics.com for creative professionals. JupiterWeb properties include more than 150 Web sites and over 150 e-mail newsletters that are viewed by over 20 million users and generate over 350 million page views monthly.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia’s future revenues, expenses, cash flows and stock price; Jupitermedia’s ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia’s ability to protect its intellectual property; and Jupitermedia’s dependence on a limited number of advertisers. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

CONTACT:

Lisa DiGiacomo

Marketing and Public Relations Associate

212-547-7938

ldigiacomo@jupitermedia.com